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                                                                    EXHIBIT 23.2

                  [Vavrinek, Trine, Day & Co., LLP letterhead]

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the inclusion of our Independent Auditor's Report dated February 26, 2002 regarding the consolidated balance sheets of Mission Community Bancorp and Subsidiary as of December 31, 2001 and 2000, and the related statements of income, changes in shareholders' equity, and cash flows for each of the years then ended, and the reference to our firm as "experts", in the Form S-8 filed with the Securities and Exchange Commission on behalf of Mission Community Bancorp.

/s/ Vavrinek, Trine, Day & Co., LLP
Laguna Hills, California
February 14, 2003